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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                                   EXHIBIT 23

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             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

To the Board of Directors
Wilmington Trust Corporation

We consent to the incorporation by reference in the registration statements (Nos. 333-69479 and 33-43675) on Form S-8 of Wilmington Trust Corporation of our report dated June 4, 2004, with respect to the statements of net assets available for benefits of the Wilmington Trust Thrift Savings Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 2003, annual report on Form 11-K/A of Wilmington Trust Corporation.

                                    /s/ KPMG LLP

Philadelphia, Pennsylvania
June 25, 2004